Amendment to Global Custody Agreement (For Foreign and Domestic Securities)

This Amendment is dated December 9, 2013 (“Effective Date”) to the Global Custody Agreement (For Foreign and Domestic Securities), dated November 29, 2012 (the “Agreement”), as amended, and is entered into by and between ALPS Series Trust, a Delaware statutory trust (the “Trust”), and Union Bank, N.A. (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     As of the Effective Date, Schedule I of the Agreement is deleted in its entirety and replaced with a new Schedule I attached hereto.

2.     Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS SERIES TRUST		UNION BANK, N.A.

By:	/s/ Jeremy O. May	By:	/s/ Theresa A. Moore
Name:	Jeremy O. May	Name:	Theresa A. Moore
Title:	President	Title:	Vice President

Schedule I

to the

Custodian Agreement

by and between

ALPS Series Trust

and

UNION BANK, N.A.

December 9, 2013

NAMES OF FUNDS

Cognios Market Neutral Large Cap Fund

GKE Asian Opportunities Fund

Crystal Strategy Absolute Income Fund

Crystal Strategy Absolute Return Fund

Crystal Strategy Leveraged Alternative Fund

Insignia Macro Fund

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